Consolidated Financial Statements

(Expressed in thousands of United States (U.S.) dollars)

(Prepared in accordance with generally accepted accounting principles used in the United States of America (U.S. GAAP))

CARDIOME PHARMA CORP.

As at and for the years ended December 31, 2013 and 2012

MANAGEMENT’S REPORT

The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors.  The consolidated financial statements and related notes have been prepared by management in accordance with generally accepted accounting principles used in the United States of America, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.

Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control.  The Board of Directors exercises this responsibility principally through the Audit Committee.  The Audit Committee consists of directors not involved in the daily operations of the Company.  The Audit Committee is responsible for engaging the external auditor and reviewing the financial statements prior to their presentation to the Board of Directors for approval. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged.

The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and express their opinion thereon.

/s/Dr. William Hunter	/s/Jennifer Archibald
President and CEO	Chief Financial Officer

March 26, 2014	March 26, 2014

2

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC
 ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited the accompanying consolidated financial statements of Cardiome Pharma Corp., which comprise the consolidated balance sheets as at December 31, 2013 and December 31, 2012, the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with US generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

3

Cardiome Pharma Corp.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cardiome Pharma Corp. as at December 31, 2013 and December 31, 2012, and its consolidated results of operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2013 in accordance with US generally accepted accounting principles.

Chartered Accountants

Vancouver, Canada
March 26, 2014

4

CARDIOME PHARMA CORP.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except share amounts)
(Prepared in accordance with U.S. GAAP)

	December 31,	December 31,
	2013	2012

Assets

Current assets:
Cash and cash equivalents	$10,984	$41,003
Restricted cash (note 6)	2,323	264
Accounts receivable	6,674	978
Inventories (note 7)	6,597	-
Prepaid expenses and other assets	1,749	771
	28,327	43,016

Property and equipment (note 8)	618	271
Intangible assets (note 9)	18,069	1,506
Goodwill (note 4)	318	-
	$47,332	$44,793

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities (note 10)	$14,003	$4,434
Current portion of long-term debt (note 11)	-	32,500
Current portion of deferred consideration (note 4)	3,688	-
	17,691	36,934
Deferred consideration (note 4)	6,997	-
	24,688	36,934

Stockholders’ equity:
Common stock	272,083	262,439
Authorized - unlimited number with no par value
Issued and outstanding – 14,958,277 (2012 - 12,470,335) (notes 12(b) and 12(e))
Additional paid-in capital	33,349	32,754
Deficit	(300,746)	(305,519)
Accumulated other comprehensive income	17,958	18,185
	22,644	7,859
	$47,332	$44,793
Nature of operations (note 1)
Commitments and contingencies (notes 14 and 20)
Related party transactions (note 19)
Subsequent events (note 22)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ Peter W. Roberts	/s/ Harold H. Shlevin
Director	Director

5

CARDIOME PHARMA CORP.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the years ended December 31, 2013 and 2012
(Expressed in thousands of U.S. dollars, except share and per share amounts)
(Prepared in accordance with U.S. GAAP)

	December 31,	December 31,
	2013	2012
Revenue:
Product revenues	$4,012	$-
Licensing and other fees (note 15)	499	463
Research collaborative fees (note 15)	-	326
	4,511	789
Cost of goods sold	936	-
	3,575	789
Expenses:
Research and development	476	6,017
Selling, general and administration	16,446	9,463
Acquisition costs (note 4)	1,494	-
Restructuring (note 18)	1,207	10,040
Amortization (notes 8 and 9)	649	1,229
	20,272	26,749
Operating loss	(16,697)	(25,960)

Other income (expenses):
Interest expense	(87)	(4,268)
Gain on settlement of debt (note 11)	20,834	11,218
Other income	633	650
Foreign exchange gain	192	45
	21,572	7,645
Income (loss) before income taxes	4,875	(18,315)
Provision for income taxes	102	-
Net income (loss)	$4,773	$(18,315)

Other comprehensive loss:
Foreign currency translation adjustments	227	-
Comprehensive income (loss)	$4,546	$(18,315)
Income (loss) per common share(1) (note 13)
Basic	$0.37	$(1.49)
Diluted	0.37	(1.49)
Weighted average common shares outstanding(1)
Basic	12,769,844	12,254,546
Diluted	12,934,856	12,254,546

(1)
Basic and diluted income (loss) per common share is based on the weighted average number of common shares outstanding during the year, which has been adjusted retroactively to reflect the effects of the one-for-five share consolidation (note 12(e)).

See accompanying notes to the consolidated financial statements.

6

CARDIOME PHARMA CORP.
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2013 and 2012
(Expressed in thousands of U.S. dollars)
(Prepared in accordance with U.S. GAAP)

				Accumulated
				other	Total
	Common	Additional		comprehensive	stockholders’
	stock	paid-in capital	Deficit	income	equity
Balance at December 31, 2011	$262,097	$32,208	$(287,204)	$18,185	$25,286
Net loss	-	-	(18,315)	-	(18,315)
Issuance of common stock (note 18)	342	-	-	-	342
Stock-based compensation expense recognized	-	546	-	-	546
Balance at December 31, 2012	$262,439	$32,754	$(305,519)	$18,185	$7,859
Net income	-	-	4,773	-	4,773
Common stock issued upon exercise of options	8	-	-	-	8
Issuance of common stock on acquisition (note 4)	9,629	-	-	-	9,629
Reallocation of additional paid in capital arising from stock-based compensation related to exercise of options	7	(7)	-	-	-
Stock-based compensation expense recognized (note 12(d))	-	602	-	-	602
Foreign currency translation adjustments	-	-	-	(227)	(227)
Balance at December 31, 2013	$272,083	$33,349	$(300,746)	$17,958	$22,644

See accompanying notes to the consolidated financial statements.

7

CARDIOME PHARMA CORP.
Consolidated Statements of Cash Flows
For the years ended December 31, 2013 and 2012
(Expressed in thousands of U.S. dollars)
(Prepared in accordance with U.S. GAAP)

	December 31,	December 31,
	2013	2012
Operating activities:
Net income (loss) for the year	$4,773	$(18,315)
Items not affecting cash:
Amortization	649	1,229
Restructuring costs settled by share issuance (note 18)	-	342
Stock-based compensation (note 12(d))	645	546
Deferred leasehold inducement	-	(561)
Gain on settlement of debt (note 11)	(20,834)	(11,218)
Unrealized foreign exchange gain	(186)	(133)
Impairment of property and equipment	-	717
Changes in operating assets and liabilities:
Restricted cash	(2,059)	156
Accounts receivable	448	270
Inventories	(2,816)	-
Prepaid expenses and other assets	(18)	14
Accounts payable and accrued liabilities	2,630	2,011
Net cash used in operating activities	(16,768)	(24,942)

Investing activities:
Restricted cash paid on acquisition (note 4)	(1,266)	-
Restricted cash acquired on acquisition (note 4)	1,143	-
Purchase of property and equipment	(39)	(141)
Purchase of intangible assets	(147)	(292)
Net cash used in investing activities	(309)	(433)

Financing activities:
Issuance of common stock upon exercise of stock options	8	-
Proceeds from sale of property and equipment	149	70
Proceeds from draws of long-term debt (note 11)	-	25,000
Repayment of long-term debt (note 11)	(13,000)	(7,000)
Net cash (used in) provided by financing activities	(12,843)	18,070

Effect of foreign exchange rate changes on cash and cash equivalents	(99)	84
Decrease in cash and cash equivalents during the year	(30,019)	(7,221)
Cash and cash equivalents, beginning of year	41,003	48,224
Cash and cash equivalents, end of year	$10,984	$41,003

Supplemental cash flow information:
Interest paid	$-	$2,238
Interest received	10	22
Net income taxes paid	73	-
Non-cash purchase of Correvio (note 4)	20,314	-

See accompanying notes to the consolidated financial statements.

8

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

1.	Basis of presentation:

Cardiome Pharma Corp. (the “Company”) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002.  Cardiome is a specialty pharmaceutical company dedicated to the development and commercialization of cardiovascular therapies that will improve the quality of life and health of patients suffering from heart disease. The Company currently has two marketed, in-hospital, cardiology products, BRINAVESSTM (vernakalant (IV)) and AGGRASTATTM, which are commercially available in numerous markets outside of the United States.

The Company has financed its cash requirements primarily from share issuances, payments from research collaborators, licensing fees and draws from a credit facility that was available under the Company’s collaborative agreements (note 11). The Company’s ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. As a result, in the future it may be necessary for the Company to raise additional funds.  These funds may come from sources such as entering into strategic collaboration arrangements, the issuance of shares from treasury, or alternative sources of financing. However, there can be no assurance that the Company will be able to successfully raise sufficient funds to continue the development and commercialization of our products and our operational activities.

2.	Significant accounting policies:

These consolidated financial statements have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars.  The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)	Principles of consolidation:

These consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated on consolidation.

(b)	Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements.  Significant areas requiring the use of estimates relate to accounting for amounts recorded in connection with business combinations, recoverability of inventories, the valuation and assessment of net recoverable value and amortization period of intangible assets, accrual of clinical trial and research expenses, reporting of revenue recognition, bad debt and doubtful accounts, income taxes, accounting for stock-based compensation expense, and commitments and contingencies.  The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action.  Actual results could differ from those estimates.

9

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(c)	Business combinations:

In a business combination, the acquisition method of accounting requires that the assets acquired and liabilities assumed be recorded as of the date of the merger or acquisition at their respective fair values with limited exceptions. Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized at fair value if fair value can reasonably be estimated. If the acquisition date fair value of an asset acquired or liability assumed that arises from a contingency cannot be determined, the asset or liability is recognized if probable and reasonably estimable; if these criteria are not met, no asset or liability is recognized. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accordingly, the Company may be required to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are expensed as incurred. The operating results of the acquired business are reflected in the Company’s consolidated financial statements after the date of the merger or acquisition. If the Company determines the assets acquired do not meet the definition of a business under the acquisition method of accounting, the transaction will be accounted for as an acquisition of assets rather than a business combination and, therefore, no goodwill will be recorded.

(d)	Foreign currency translation:

The net assets of foreign subsidiaries where the local currencies have been determined to be the functional currencies are translated into U.S. dollars using exchange rates at the balance sheet dates. Equity is translated at historical rates and revenue and expenses are translated at exchange rates prevailing during the period.  The foreign exchange gains and losses arising from translation are recorded in the foreign currency translation account, which is included in other comprehensive income (loss) and reflected as a separate component of equity. For those subsidiaries where the U.S. dollar has been determined to be the functional currency, nonmonetary foreign currency assets and liabilities are translated using historical rates, while monetary assets and liabilities are translated at the period-end exchange rates.  Revenues and expenses denominated in foreign currencies are translated at exchange rates prevailing during the period.  Foreign exchange gains and losses are recorded in net income (loss) for the period.

10

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(e)	Fair value measurements of financial instruments:

Fair value measurements of financial instruments are determined by using a fair value hierarchy that prioritizes the inputs to valuation techniques into three levels according to the relative reliability of the inputs used to estimate the fair values.

The three levels of inputs used to measure fair value are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical financial instruments;

Level 2 - Inputs other than quoted prices that are observable for the financial instrument either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

In determining fair value measurements, the most observable inputs are used when available. The fair value hierarchy level at which a financial instrument is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement.

(f)	Cash and cash equivalents:

The Company considers all highly liquid investments with an original maturity of 90 days or less, when acquired, to be cash equivalents, which are carried at fair value and are designated as held for trading.

(g)	Allowance for doubtful accounts receivable:

The Company estimates an allowance for doubtful accounts receivable primarily based on the credit worthiness of customers, aging of receivable balances and general economic conditions. Amounts later determined and specifically identified to be uncollectible are charged against this allowance.

(h)	Inventories:

Inventories consist of finished goods, unfinished product (work in process) and raw materials and are valued at the lower of cost and net realizable value, determined on a first-in-first-out basis, and include expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

11

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(h)   Inventories (continued):

The components of inventory and inventory purchase commitments are reviewed on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Writedowns in inventory value or losses on inventory purchase commitments depend on various items, including factors related to demand from drug distributors and hospitals, and economic conditions. Management believes that the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory.

(i)	Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Production equipment	7 years
Computer equipment	3-5 years
Software	3-5 years
Furniture and office equipment	5-7 years

Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful life or the initial lease term.

(j)	Intangible assets:

Intangible assets are comprised of patent costs, trade name and marketing rights. Patent costs which are associated with the preparation, filing, and obtaining of patents are capitalized. Maintenance costs of patents are expensed as incurred.

The estimated useful life of intangible assets with definite life is the period over which the assets are expected to contribute to future cash flows. When determining the useful life, the Company considers the expected use of the asset, useful life of a related intangible asset, any legal, regulatory or contractual provisions that limit the useful life, any legal, regulatory, or contractual renewal or extension provisions without substantial costs or modifications to the existing terms and conditions, the effects of obsolescence, demand, competition and other economic factors, and the expected level of maintenance expenditures relative to the cost of the asset required to obtain future cash flows from the asset.

12

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(j)    Intangible assets (continued):

Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Patents	over the useful life
Trade name	10 years
Marketing rights	10 years

(k)	Goodwill:

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value assigned to assets acquired and liabilities assumed in a business combination. Goodwill is allocated as of the date of the business combination to the reporting units that are expected to benefit from the synergies of the business combination.

Goodwill has an indefinite life, is not amortized, and is subject to a two-step impairment test on an annual basis. The first step compares the fair value of the reporting unit to its carrying amount, which includes the goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. If the carrying amount exceeds the implied fair value of the goodwill, the second step measures the amount of the impairment loss. If the carrying amount exceeds the fair value of the goodwill, an impairment loss is recognized equal to that excess.

(l)	Impairment of long-lived assets:

Long-lived assets, including property and equipment, and intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The Company determines whether the carrying value of a long-lived depreciable asset or asset group is recoverable based on its estimates of future asset utilization and undiscounted expected future cash flows the assets are expected to generate. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset. The Company primarily uses the income approach when determining the fair value of assets.

13

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(m)	Revenue recognition:

Product revenues

Revenue from sales of products is recognized upon the later of transfer of title or upon shipment of the product to the customer, so long as persuasive evidence of an arrangement exists, the sales price is fixed or determinable, collectability is reasonably assured and title and delivery has occurred. Provisions for chargebacks, rebates, sales incentives and returns are provided for in the same period the related sales are recorded.

Sales taxes collected from customers in various European markets that must be remitted back to the relevant government authorities are excluded from revenues.

Shipping and handling costs are included in cost of sales.

Licensing and other fees

The Company earns royalty revenue from a collaboration and license agreement from the commercial sale of an approved product.

Royalty revenue is recognized on an accrual basis when earned in accordance with the agreement terms and when royalties from the collaborative partner are determinable and collectibility is reasonably assured, such as upon the receipt of a royalty statement from the collaborative partner.

Research collaborative fees

The Company earns revenue from collaboration arrangements that provide for fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs. Fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs are recognized in income as research and collaborative fees to the extent the services are performed, are collectible, and represent the fair value of those services.

(n)	Research and development costs:

Research and development costs are expensed in the period incurred.

14

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(o)	Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on our behalf.  The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting.  These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts.  The Company monitors these factors to the extent possible and adjusts our estimates accordingly.  Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

(p)	Stock-based compensation and other stock-based payments:

The Company grants stock options to executive officers and directors, employees and consultants pursuant to its stock option plan.  The Company uses the fair value method of accounting for all stock-based awards granted, modified or settled during the period. Compensation expense is recorded based on the fair value of the award at the grant date, amortized over the vesting period.

(q)	Deferred income taxes:

The Company accounts for income taxes using the liability method of tax allocation.  Deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is enacted.  Deferred income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided.

(r)	Basic and diluted income per share:

Basic income per share is calculated using the weighted average number of common shares outstanding during the period.

Diluted income per share is calculated using the weighted average number of common shares outstanding during the period, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued.  The incremental common shares related to stock options are calculated using the treasury stock method, whereby the potential proceeds from the exercise of dilutive stock options are used to purchase the Company’s common shares at the average market price during the period.

15

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

2.     Significant accounting policies (continued):

(s)	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.

3.     Changes in significant accounting policies:

(a) Comprehensive income:

In February 2013, the Financial Accounting Standards Board (“FASB”) issued amendments to the accounting guidance for presentation of comprehensive income, requiring an entity to provide additional information about reclassifications of accumulated other comprehensive income. The amendments, which are effective prospectively for reporting periods beginning after December 15, 2012, do not change the current requirements for reporting net income or other comprehensive income. On January 1, 2013, the Company prospectively adopted the amendments. The adoption of these amendments did not have a material impact on the presentation of the Company’s result of operations for the periods presented.

(b) Cumulative translation adjustment:

In March 2013, the FASB issued amendments on foreign currency matters relating to a parent’s accounting for the cumulative translation adjustment upon de-recognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. The amendments clarify the applicable guidance for the release of the cumulative translation adjustment (“CTA”) under current U.S. GAAP. On December 15, 2013, the Company prospectively adopted the amendments. The adoption of these amendments did not have a material impact on the Company’s financial position or results of operations.

4.	Acquisition:

On November 18, 2013 (“Closing” or “Closing Date”), the Company completed the acquisition of Correvio LLC (“Correvio”) (the “Transaction”), a privately held pharmaceutical company headquartered in Geneva, Switzerland, focused on the worldwide marketing, excluding the United States, of AGGRASTAT™, a branded prescription pharmaceutical. The Company acquired 100% of Correvio through the purchase of a combination of assets and shares of its subsidiaries in exchange for 19.9% of the Company’s outstanding shares (pro forma ownership of approximately 16.6%) and deferred consideration of $12,000. The deferred consideration will be repaid monthly at an amount equal to 10% of cash receipts from product sales and any applicable interest accrued at 10% compounded annually. The deferred consideration must be repaid in full by December 1, 2019.

16

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

4.     Acquisition (continued):

The Transaction was accounted for as an acquisition of a business; accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values as of the acquisition date. The determination of fair value requires management to make significant estimates and assumptions. The excess of the purchase price over the preliminary value assigned to the net assets acquired was recorded as goodwill. The Transaction closed on November 18, 2013, and accordingly, the results of operations of the acquired business have been included in the Company’s results of operations since the acquisition date. Certain estimated values, predominantly intangible assets, are not yet finalized and may be subject to change. As a result, goodwill has not yet been assigned to the respective reporting units. The Company expects to finalize these amounts as soon as possible, but no later than one year from the acquisition date.

The Transaction accelerates the Company’s launch of BRINAVESS™ and transformation into a global commercial organization positioned for future growth, reduces BRINAVESS™ build out costs and shortens the time to profitability by providing an established operational and financial infrastructure with significant operating cost synergies.

A preliminary allocation of the purchase price to the assets acquired and liabilities assumed is as presented below:

Consideration

Equity instruments (2,481,596 common shares of the Company)	9,629	(1)
Deferred consideration	10,685	(2)
Cash consideration	1,266

Fair value of total consideration transferred	$21,580

(1)
The fair value of 19.9% of the Company’s outstanding shares issued on Closing Date (a total of 2,481,596 shares) with a value of $3.88 per share for a total of $9,629 determined based on the closing price on the last trading day immediately preceding the Transaction.

(2)
The fair value of the deferred consideration of $12,000 incurred by the Company on Closing Date adjusted by estimated post-closing adjustments of $1,315. Post-closing adjustments are not complete. This fair value measure is based on significant inputs that are not observable in the market (Level 3 inputs) including: (a) discount factor, (b) estimate of post-closing adjustments and (c) forecasted cash receipts from product sales.

17

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

4.	Acquisition (continued):

Preliminary allocation of purchase price:

Assets acquired
Restricted cash and deposits	$1,274
Accounts receivable	6,142
Inventories	3,781
Prepaid expense and other assets	960
Property and equipment	413
Identifiable intangible assets	16,961
Goodwill	318

Liabilities assumed
Accounts payable and accrued liabilities	8,162
Deferred rent	107

Fair value of net assets acquired	$21,580

The following table provides the components of the identifiable intangible assets acquired that are subject to amortization:

	Estimated
	useful life

Marketing rights	10 years	$15,830
Trade name	10 years	1,131

		$16,961

Correvio’s results of operations have been included in the Company’s financial statements for the period subsequent to the closing. Correvio contributed revenues of $3,805  and losses of $275  to the Company for the period from the consummation of the acquisition through December 31, 2013. The following unaudited supplemental pro forma data presents consolidated information as if the acquisition had been completed on January 1, 2012. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of fiscal 2012. The pro forma financial information presented includes amortization charges for acquired tangible and intangible assets, based on the values assigned in purchase price allocation.

18

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

4.	Acquisition (continued):

	2013	2012
Pro forma information
Revenue	$30,775	$40,120
Income (loss) from operations	13,814	(22,583)
Net income (loss)	756	(15,066)

Basic and diluted income (loss) per share	$0.06	$(1.23)

5.	Financial instruments:

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and deferred consideration. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximate carrying values because of their short-term nature. As at December 31, 2013, the carrying value of the Company’s deferred consideration approximates its fair value based on current market borrowing rates. The deferred consideration is classified as Level 3 of the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks, including credit risk and market risk.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions.

The Company is subject to credit risk related to its accounts receivable. The majority of the Company’s accounts receivable arise from product sales which are primarily due from drug distributors, and hospitals. The Company monitors the creditworthiness of its customers so that it can properly assess and respond to changes in their credit profile.

19

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

5.     Financial instruments (continued):

(b)	Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risks as a portion of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses are denominated in other than U.S. dollars. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support foreign currency forecasted cash outflows. The Company has not entered into any forward foreign exchange contracts.

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents.

The Company is exposed to interest rate cash flow risk on its cash and cash equivalents as these instruments bear interest based on current market rates.

6.	Restricted cash:

At December 31, 2013, restricted cash included $1,000 (2012 - $nil) relating to amounts held in escrow in a non-interest bearing account in connection with the acquisition of Correvio (note 4).  This amount will be released from escrow upon the Company’s payment of all amounts owing under the deferred consideration liability plus all applicable accrued interest.

The Company also held restricted cash relating to deposits which are pledged as collateral for bank guarantees for sales contracts with various hospitals and health authorities and for value-added tax liabilities of $1,158 (2012 - $nil) and $165 (2012 -$nil), respectively. Average interest rates on these deposits range from nil to 0.01% (2012- nil).

20

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

7.	Inventories:

	December 31,	December 31,
	2013	2012

Finished goods	$1,941	$-
Work in process	3,052	-
Raw materials	1,546	-
Inventory consigned to others	58	-
	$6,597	$-

8.	Property and equipment:

		Accumulated	Net book
2013	Cost	amortization	value

Laboratory equipment	$629	$488	$141
Production equipment	286	-	286
Software	96	13	83
Computer equipment	144	87	57
Leasehold improvements	39	17	22
Furniture and office equipment	39	10	29

	$1,233	$615	$618

		Accumulated	Net book
2012	Cost	amortization	value

Laboratory equipment	$640	$439	$201
Computer equipment	84	65	19
Leasehold improvements	30	4	26
Furniture and office equipment	28	3	25

	$782	$511	$271

Amortization expense for the year ended December 31, 2013 amounted to $104 (year ended December 31, 2012 - $895).

During the year ended December 31, 2012, as a result of its restructuring activities, the Company recorded impairment charges of $717 relating to its leasehold improvements and certain computer and office equipment (note 18). The Company did not record any impairment charges on its property and equipment for the year ended December 31, 2013.

21

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

9.	Intangible assets:

		Accumulated	Net book
2013	Cost	amortization	value

Marketing rights	$15,830	$199	$15,631
Trade name	1,131	14	1,117
Patents	4,179	2,858	1,321

	$21,140	$3,071	$18,069

		Accumulated	Net book
2012	Cost	amortization	value

Patents	$4,032	$2,526	$1,506

Trade name and marketing rights were acquired in connection with the acquisition of Correvio (note 4).

Amortization expense for the year ended December 31, 2013 amounted to $545 (year ended December 31, 2012 - $334).

The estimated aggregate amortization expense for intangible assets held at December 31, 2013, for each of the five succeeding years is expected as follows:

2014	$2,002
2015	1,962
2016	1,875
2017	1,857
2018	1,825

$9,521

22

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

10.	Accounts payable and accrued liabilities:

Accounts payable and accrued liabilities comprise:

	December 31,	December 31,
	2013	2012

Trade accounts payable	$5,719	$1,045
Accrued contract research	-	447
Employee-related accruals	3,367	808
Restructuring (note 18)	732	567
Interest payable (notes 4 and 11)	125	1,334
Other accrued liabilities	4,060	233

	$14,003	$4,434

11.	Long term debt:

Pursuant to the Collaboration Agreements with Merck (note 15), Merck granted the Company an interest-bearing credit facility of up to $100,000, secured by a first priority interest to the Company’s patents and all associated proceeds. This credit facility could be accessed in amounts of up to $25,000 annually, subject to certain minimums, from January 1, 2010 to December 31, 2013, with each advance to be fully repaid on December 31st, six years after the year in which the Company provides Merck written notice to extend the credit under the credit facility. Interest accrues at LIBOR, which resets annually, plus 8% per annum and is payable at the end of each calendar quarter. The Company borrowed $25,000 under this facility during the year ended December 31, 2012 and $25,000 during the year ended December 31, 2010.

On September 25, 2012, Merck gave notice to the Company of its termination of the Collaboration Agreements (note 15). As a result of the notice of termination, Merck does not have an obligation to make further advances under the credit facility. Terms of the existing advances made under the credit facility remain the same as prior to the notice of termination of the Collaboration Agreements.

On December 10, 2012, the Company reached an agreement with Merck to settle its debt obligation. Under the terms of the settlement agreement (the “Debt Settlement Agreement”), the Company will pay Merck $20,000 on or before March 31, 2013 to settle its outstanding debt of $50,000 plus accrued interest of $2,164. The settlement between the Company and Merck will terminate the credit facility and, upon payment of the $20,000 settlement amount, will release and discharge the collateral security taken in respect of the advances under the line of credit. Interest also ceased to accrue from the effective date of the settlement agreement. On December 31, 2012, the settlement agreement was amended, which allowed the Company to pay $7,000 of the $20,000 settlement amount to Merck, settling $17,500 of the original outstanding debt obligation of $50,000 and $718 of accrued interest. The Company recorded a gain on debt settlement of $11,218 for the year ended December 31, 2012.

23

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

11.  Long term debt (continued):

On February 28, 2013, the Debt Settlement Agreement dated December 10, 2012, and amended on December 31, 2012, between the Company and Merck, was further amended allowing the Company to pay the balance of the debt settlement amount prior to March 31, 2013. On March 1, 2013, the Company paid the remaining $13,000 of the $20,000 agreed-upon debt settlement payment, extinguishing all outstanding debt obligations to Merck. The Company recorded a gain on debt settlement of $20,834 for the year ended December 31, 2013. With this final payment, all outstanding debt obligations are extinguished and Merck has released and discharged the collateral security taken in respect of the advances under the line of credit.

12.	Stockholders’ equity:

(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

(b)	Issued and outstanding:

Number
Common stock	of shares

Balance, December 31, 2011	12,225,818
Issuance of common stock (note 18)	244,517

Balance, December 31, 2012	12,470,335
Issued on acquisition of Correvio (note 4)	2,481,596
Issued for cash upon exercise of options	5,192
Issued upon exercise of options in cashless transaction (note 12(c))	1,154
Balance, December 31, 2013	14,958,277

(c)	Stock options:

The Company’s 2001 amended stock option plan (“2001 Amended Plan”) provides for the granting of options to executive officers and directors, employees, and consultants of the Company. The 2001 Amended Plan, as approved by the shareholders, permits the maximum aggregate number of common shares issuable to be 1,400,000 common shares. The shares available for issuance generally vest in equal amounts at the end of each month over periods of up to four years with a maximum term of five years. The 2001 Amended plan restricts the maximum number of stock options issuable to insiders to 10% of the issued and outstanding common shares of the Company.

On May 26, 2010, the shareholders approved amendments to the 2001 Stock Option Plan. These amendments (i) permit the cashless exercise of options without payment of cash consideration, where the option holder receives the intrinsic value of the exercised options in the form of common shares issued from treasury, and (ii) provide option holders, at the discretion of the Board of Directors or Chief Executive Officer, with a cash surrender right which entitles the holder to surrender options and receive the intrinsic value of the surrendered options in cash.

24

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

12.  Stockholders’ equity (continued):

(c)   Stock options (continued):

Details of the stock option transactions for the years ended December 31, 2013 and 2012 are summarized as follows:

		Weighted	Weighted average
		average	remaining	Aggregate
		exercise price	contractual life	intrinsic value
	Number	(CAD$)	(years)	(CAD$)
Outstanding as at December 31, 2011	976,993	35.25	1.99	Nil

Options granted	590,000	2.10
Options forfeited	(260,431)	30.90
Options expired	(188,450)	59.75
Outstanding as at December 31, 2012	1,118,112	14.64	2.94	67

Options granted	545,000	3.28
Options exercised	(6,710)	1.70
Options forfeited	(245,226)	22.53
Options expired	(209,264)	33.40
Outstanding as at December 31, 2013	1,201,912	4.68	3.71	4,400
Exercisable as at December 31, 2013	602,438	6.18	3.14	2,218
Vested and expected to vest as at December 31, 2013	1,171,343	4.70	3.69	4,317

The outstanding options expire at various dates ranging to November 20, 2018.

25

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

12.  Stockholders’ equity (continued):

(c)   Stock options (continued):

At December 31, 2013, stock options to executive officers and directors, employees and consultants were outstanding as follows:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average	average		average
		remaining	exercise		exercise
Range of		contractual	price		price
exercise prices (CAD$)	Number	life (years)	(CAD$)	Number	(CAD$)

$1.65 to $1.67	272,000	4.22	1.65	60,250	1.65
$1.68 to $2.08	268,000	3.25	1.70	189,956	1.70
$2.09 to $3.78	300,000	3.50	2.45	211,972	2.45
$3.79 to $43.20	361,912	3.83	11.01	140,260	19.84

	1,201,912	3.71	4.68	602,438	6.18

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2013 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	(U.S.$)

Non-vested at December 31, 2012	341,686	1.81
Granted	545,000	2.17
Vested	(256,973)	1.87
Forfeited	(30,239)	2.11

Non-vested at December 31, 2013	599,474	2.10

As of December 31, 2013, there was $1,349 (2012 - $281) of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.6 years (2012 – 1.5 years).

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2013 was $32. No options were exercised during the year ended December 31, 2012.

The aggregate fair value of vested options during the year ended December 31, 2013 was $444 (2012 - $1,924).

For the year ended December 31, 2013, cash received relating to the exercise of stock options was $8. The Company did not receive any cash during the year ended December 31, 2012 related to the exercise of stock options.

26

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

12.  Stockholders’ equity (continued):

(d)	Stock-based compensation:

The estimated fair value of options granted to executive officers and directors, and employees is amortized over the vesting period.  Compensation expense is recorded in research and development expenses and selling, general and administration expenses as follows:

	December 31,	December 31,
	2013	2012

Research and development	$-	$(128)
Selling, general and administration	645	674

Total	$645	$546

Compensation expense for the year ended December 31, 2012 also included a $276 reversal of expenses relating to forfeiture of unvested options by terminated employees (note 18).

The weighted average fair value of stock options granted during the year ended December 31, 2013 was $2.17 (2012 - $0.22). The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,	December 31,
	2013	2012

Dividend yield	0%	0%
Expected volatility	82.7%	80.5%
Risk-free interest rate	1.3%	1.2%
Expected average life of the options	3.7 years	3.3 years
Estimated forfeiture rate	13.4%	13.9%

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares.  The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant.  The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued.  The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination behaviour. Forfeitures are estimated at the time of grant and, if necessary, management revises that estimate if actual forfeitures differ and adjusts stock-based compensation expense accordingly.

27

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

12.  Stockholders’ equity (continued):

(e)	Share Consolidation

On April 12, 2013, the Company’s common shares were consolidated on a one-for-five basis. All shares and per share amounts in these consolidated financial statements have been adjusted retroactively for all periods presented to reflect the effects of the share consolidation.
13.	Basic and diluted income (loss) per share:

Reconciliations between basic and diluted income (loss) per shares are set forth below:

	December 31,	December 31,
	2013	2012

Net income (loss)	$4,773	$(18,315)
Weighted average number of common shares for basic income per share	12,769,844	12,254,546
Dilutive effect of options	165,012	-
Diluted weighted average number of common shares for diluted income per share	12,934,856	12,254,546

Basic income (loss) per share	$0.37	$(1.49)
Diluted income (loss) per share(1)	$0.37	$(1.49)

As of December 31, 2013, a total of 330,000 options are not included in the computation of diluted EPS because their effects are anti-dilutive for the year.

As the Company incurred a loss in 2012, all stock options were anti-dilutive and were excluded from the diluted weighted average shares.

14.	Commitments:

(a)	Operating leases:

Future minimum annual lease payments under the leases are as follows:

2014	$489
2015	200
2016	184
2017	21
2018	21
Thereafter	31

Total minimum payments required	$946

28

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

14.  Commitments (continued):

(a)   Operating leases (continued):

Rent expense for the year ended December 31, 2013 was $129 (year ended December 31, 2012 - $1,504), net of sublease income of $651 (year ended December 31, 2012 - $618).

(b)	Commitments for clinical and other agreements:

The Company entered into various clinical and other agreements requiring it to fund future expenditures of $3,997 (year ended December 31, 2012 - $800 ) between 2014 and 2016.

(c)	Purchase commitments:

In connection with the acquisition of Correvio (note 4), the Company has purchase commitments with certain suppliers who assist in the production of AGGRASTATTM. The commitments currently extend until the end of 2015. The amount of the purchase commitment is based on physical quantities manufactured; however there is a minimum purchase obligation of $1,373 for 2014 and $1,716 for 2015. The total amount purchased under this obligation was $1,832 for the year ended December 31, 2013 (year ended December 31, 2012 - $1,729).

15.  Collaborative agreements:

Pursuant to two collaborative and license agreements with Merck (the “Collaboration Agreements”), the Company granted Merck exclusive global rights for the development and commercialization of vernakalant (IV) and vernakalant (oral).

On March 19, 2012, the Company announced Merck’s decision to discontinue further development of vernakalant (oral).

On September 25, 2012, Merck gave notice to the Company of its termination of the Collaboration Agreements.

On April 24, 2013, the Company entered into a transition agreement with Merck (the “Transition Agreement”) to amend and supplement the provisions of the Collaboration Agreements governing their rights and responsibilities in connection with the termination of the Collaboration Agreements and the transfer of rights to, and responsibilities for, vernakalant. Pursuant to the Transition Agreement, the Company took responsibility for worldwide sales, marketing, and promotion of vernakalant (IV) immediately upon signing of the agreement.  Regulatory product rights and product distribution responsibility are expected to transfer to the Company upon transfer of the marketing authorization in the relevant countries.

On June 27, 2013, the European Commission approved the transfer of the centrally-approved marketing authorization for BRINAVESSTM from Merck. The Company is now the marketing authorization holder for BRINAVESSTM in the member states of the European Union (“EU”).  With the completion of this transfer, commencing July 1, 2013, royalties on sales and the promotional services fee the Company previously received from Merck ceased and the Company began benefiting from sales of BRINAVESSTM throughout the world.

29

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

15.  Collaborative agreements (continued):

On September 16, 2013, the Company announced the completion of the transfer from Merck to the Company of commercialization responsibility for BRINAVESSTM in the EU and the transfer of responsibility to complete the post-marketing study for BRINAVESSTM. The Company is now supplying BRINAVESSTM under its own trade dress in the EU.

16.	Royalty agreement:

In connection with the acquisition of Correvio (note 4), the Company has acquired a 50-year distribution agreement with Aspen Global Incorporated (“Aspen”), a company organized under the laws of Mauritius, under which the Company granted to Aspen exclusive distribution rights for AGGRASTATTM in the entire African continent, excluding Egypt; in Australia and New Zealand; in the entire South and Central American continents including Mexico and the Caribbean islands, but excluding Puerto Rico; in Bermuda; and in a portion of the continent of Asia. Under the terms of the agreement, the Company is entitled to a 55% royalty on profits from sales of the product in these territories through January 25, 2059.

17.	Income taxes:

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 25.8% (2012 – 25.0%) statutory tax rate, is:

	December 31,	December 31,
	2013	2012

Tax recovery at Canadian statutory income tax rates	$1,229	$(4,579)
Change in valuation allowance	405	4,001
Permanent and other differences	(185)	562
Tax rate differences	(1,347)	16
Income tax expense	$102	$-

The components of earnings (loss) before income taxes consist of the following:

	2013	2012

Canadian	$12,245	$(18,315)
Foreign	(7,370)	-

Income (loss) before income taxes	$4,875	$(18,315)

30

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

17.    Income taxes (continued):

Significant components of the Company’s deferred tax assets and liabilities are shown below:

	December 31,	December 31,
	2013	2012

Deferred tax assets:
Tax loss carryforwards	$70,054	$60,784
Research and development deductions and credits	14,748	14,198
Tax values of depreciable assets in excess of accounting values	2,485	2,871
Share issue costs and other	517	38

Total deferred tax assets	87,804	77,891

Valuation allowance	(87,804)	(77,891)

Total deferred tax assets	-	-

Deferred tax liabilities	-	-

Net tax asset	$-	$-

At December 31, 2013, the Company has investment tax credits of $18,454 (2012 - $18,399 ) available to reduce deferred income taxes otherwise payable.  The Company also has total loss carryforwards of $292,754 (2012 - $253,493) available to offset future taxable income in Canada ($159,656), Switzerland ($85,842), the United States ($45,316), United Kingdom ($1,061), and Germany ($879).

The investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2015	$352	$12,652
2016	1,064	8,475
2017	975	3,861
2018	158	39,375
2019	501	7,392
Thereafter	15,404	220,999

	$18,454	$292,754

31

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

17.    Income taxes (continued):

The amount of liability for unrecognized tax benefits under U.S. GAAP as of December 31, 2013 is $nil (2012 - $nil).

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties. The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company.  The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated.  As at December 31, 2013, a provision of $nil (2012 - $nil) has been made in the financial statements for estimated tax liabilities. Tax years ranging from 2004 to 2012 remain subject to examination in the various countries we operate in.

18.	Restructuring:

In connection with the acquisition of Correvio (note 4), the Company terminated several employees subsequent to the closing, in its efforts to integrate Correvio’s operations.

In March and July of 2012, the Company reduced its workforce, exited redundant leased facilities and terminated certain contracts. The workforce reduction initiative was completed in 2012, with the related liability substantially paid out in the first quarter of 2013. Idle-use expense and other charges recognized in the year ended December 31, 2012 included lease termination costs settled by the issuance of common shares (note 12(b)) and other non-cash items. The majority of the liability associated with idle-use expense and other charges, which is related to redundant leased facilities, is expected to be settled by the end of the first quarter of 2014.

The following table summarizes the provisions related to the restructuring for the years ended December 31, 2013 and 2012:

	Employee	Idle-use
	termination	expense and	Asset
	benefits	other charges	impairments	Total

Restructuring expense recognized	5,553	3,770	717	10,040
Payments made	(5,509)	(3,462)	-	(8,971)
Non-cash items	276	(61)	(717)	(502)

Balance at December 31, 2012	320	247	-	567
Restructuring expense recognized	1,336	-	-	1,336
Revisions to prior accruals	(12)	(117)	-	(129)
Payments made	(926)	(30)	-	(956)
Non-cash items	-	(86)	-	(86)
Balance at December 31, 2013	718	14	-	732

32

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

19.	Related party transactions:

The Company has incurred expenses for services provided by a law firm in which a director of one of the Company’s wholly owned subsidiaries is a partner. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2013, the Company has incurred legal fees of $174 (year ended December 31, 2012 - $14) for services provided by the law firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2013 is an amount of $66  (2012 - $16) owing to the legal firm.

The Company has also incurred expenses for services provided by an accounting firm in which a director of one of the Company’s wholly owned subsidiaries is a director. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2013, the Company has incurred accounting fees of $91 (year ended December 31, 2012 - $23) for services provided by the accounting firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2013 is an amount of $25 (2012 - $12) owing to the accounting firm.

Prior to October 15, 2012, a partner of a law firm served as the Company’s corporate secretary. Services provided by the law firm primarily related to general corporate matters. Amounts charged for these services were recorded at their exchange amounts and were subject to normal trade terms. Total expenses for services provided while the partner served as the Company's corporate secretary for the year ended December 31, 2012 were $794. Included in accounts payable and accrued liabilities at December 31, 2012 was $41 owing to the legal firm.

20.	Contingencies:

(a)
The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)
The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

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CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

20.  Contingencies (continued):

(c)
The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These indemnification provisions generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

21.	Segmented information:

The Company previously operated in one business segment with substantially all of its consolidated assets and operations located in Canada. During the year ended December 31, 2012, 100% of total revenue was derived from collaborative partners (note 15).

During the third quarter of 2013, the Company began recognizing revenue from product sales at which time management began to measure the Company’s operations by the geographic area in which such products are sold.

Year ended December 31, 2013	Europe	Rest of World	Total

Revenue	$1,897	$2,614	$4,511
Cost of goods sold	622	314	936
Gross margin	1,275	2,300	3,575
Gross margin %	67%	88%	79%
Interest income (expense)	(125)	38	(87)
Amortization expense on property and equipment	5	99	104

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CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2013 and 2012

21.  Segmented information (continued):

Year ended December 31, 2012	Europe	Rest of World	Total

Revenue	$-	$789	$789
Cost of goods sold	-	-	-
Gross margin	-	789	789
Gross margin %	-	100%	100%
Interest expense	-	(4,268)	(4,268)
Amortization expense on property and equipment	-	895	895

Property and equipment by geographic area were as follows:

As at December 31	2013	2012

Europe	$132	$-
Rest of World	486	271

	$618	$271

22.	Subsequent events:

On March 11, 2014, the Company completed a prospectus offering of 1,500,000 common shares from treasury for gross proceeds of CAD $15 million and 1,500,000 common shares in a secondary offering from CarCor Investment Holdings LLC, the shareholder from which we purchased Correvio, for gross proceeds of CAD $15 million, both at CAD $10.00 per common share, for a combined offering of CAD $30 million. This short form prospectus offering was made on a bought deal basis.

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